Exhibit 107

Calculation of Filing Fee Table

S-1

(Form Type)

Inhibikase Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common stock issuable upon exercise of warrants	457(g)	4,761,904	$1.68(2)	$7,999,998.70	0.00014760	$1,180.80

	Total Offering Amounts					$7,999,998.70		$1,180.80

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$1,180.80

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered hereby such indeterminate number of additional shares of the Registrant’s common stock as may be issued or issuable because of stock splits, stock dividends stock distributions, and similar transactions.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(g) of the Securities Act. The proposed maximum offering price per share is calculated based on the exercise price of the subject warrants.